EXHIBIT 11.


                                 ENDOCARE, INC.
                       CALCULATION OF EARNINGS PER SHARE


                                                             Quarter Ended
                                                             March 31, 1996
                                                             --------------
Net loss                                                     $    (577,584)
                                                             =============


Weighted average number of common shares
     outstanding during the period                               5,625,122


Incremental common stock equivalent shares
    attributable to potential exercise of
    outstanding stock options                                      998,751
                                                             -------------

Common and common stock equivalent shares
    outstanding for purpose of calculating
    primary net loss per share                                   6,623,873


Incremental shares to reflect full dilution                         84,149
                                                             -------------

Total shares for purpose of calculating fully
    diluted net loss per share                                   6,708,022
                                                             =============


Primary net loss per share                                         $  (.09)
                                                                   =======

Fully diluted net loss per share                                   $  (.09)
                                                                   =======





         Note: Earnings per share data is not presented for 1995 because Endocare was operating as a division of Medstone International, Inc. at that time.





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